Exhibit 3.3

Certificate of Incorporation
of
Autotote Enterprises, Inc.

CERTIFICATE OF INCORPORATION

We, the incorporators, certify that we hereby associate ourselves as a body politic and corporate under the Stock Corporation Act of the State of Connecticut.

1.                                      The name of the Corporation is Autotote Enterprises, Inc..

2.                                      The nature of business to be transacted, or the purposes to be promoted or carried out by the Corporation, are as follows:

To conduct all acts and activities permitted to be done by a corporation under the Connecticut Stock Corporation Act, as it is amended from time to time.

3.                                      The designation of each class of shares, the authorized number of shares of each such class, and the par value of each share thereof is as follows: the authorized capital stock shall consist of 5,000 shares of common stock with no par value.

4.                                      The following provisions are for the regulation of the business of the Corporation and for the purpose of defining and regulating the powers of the Corporation and its officers, directors and shareholders.

a.             No shareholder shall be entitled as of right to purchase or subscribe for any unissued stock of the Corporation, whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other obligations convertable into stock of the Corporation.

b.             The personal liability of a director to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving the Corporation during the year of the violation if such breach did not: (i) involve a knowing and culpable violation of law by the director; (ii) enable the director or an associate, as defined in subdivision (3) of Section 33–374d of the Connecticut General Statutes to receive an improper personal economic gain; (iii) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation; or (v) create liability under Section 33–321 of the Connecticut General Statutes.

5.                                      The minimum amount of capital with which the Corporation shall commence business is ONE THOUSAND ($1,000.00) DOLLARS.

6.                                      The duration of the said Corporation is unlimited.

Dated at Newark, Delaware this 25 day of June, 1993.

Under the penalties of false statement, I declare the statements contained in this Certificate of Corporation to be true.

AUTOTOTE ENTERPRISES, INC.

	By:	/s/ Robert D. Ciunci
Robert D. Ciunci
Its Incorporator

FILED
STATE OF CONNECTICUT
JUN 25 1993